Exhibit 10.2

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (the “First Amendment”) is entered into as of June 30, 2014 by and between CAPREF Brookwood Office LLC (“Landlord”) and Surgical Care Affiliates, LLC (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement bearing an execution date of March 31, 2014 (the “Lease”), relating to certain premises located at in existing office building at Brookwood Village in Birmingham, Alabama (the “Building”); and

WHEREAS, pursuant to Paragraph 1 of Exhibit E of the Lease, Tenant was required to identify the specific location, limits, and square footage of the proposed premises within the Building to be demised to it by Landlord under the Lease (the “Premises”);

WHEREAS, the location, limits, and square footage of the Premises are both material and essential elements of the parties’ agreement, without which the Lease would not be complete or enforceable as lacking in essential terms, including rent;

WHEREAS, as a result of the foregoing it was the intention of Landlord and Tenant that notwithstanding any earlier execution of the Lease by either or both parties, the Lease would not be mutually tendered by both Landlord and Tenant and thereby become effective as a binding contract between the parties until and unless the parties had reached an agreement on the essential terms thereof including those relating to the identification of the Premises and rent therefor;

WHEREAS, in order to memorialize this intention, the last sentence following Section 43 of the Lease did not state that the Lease would be effective as of the date of Lease execution by the parties, but instead stated that the Lease would be effective as of the date first above written on Page 1 thereof, which was intended to be the date on which Landlord and Tenant agreed to the Lease’s material and essential terms;

WHEREAS, pursuant to and in accordance with said Paragraph 1 of Exhibit E of the Lease, Tenant identified the proposed location, limits, and square footage of the Premises that it desired to lease, and Landlord accepted that proposal, on April 4, 2014;

WHEREAS, the date of this agreement by Landlord and Tenant, namely April 4, 2014, was not properly inserted on Page 1 as otherwise contemplated by the Lease;

WHEREAS, subsequent to April 4, 2014, Landlord and Tenant engaged in further discussions concerning modifications to the previously agreed location, limits, and square footage of the Premises;

WHEREAS, Landlord and Tenant desire to correct the effective date otherwise erroneously stated on Page 1 of the Lease and otherwise desire to memorialize their other and further agreements concerning the square footage and location of the Premises and the Base Rental due under the Lease based on such revised and agreed square footage;

1

NOW, THEREFORE, for good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. DEFINED TERMS. All capitalized terms used herein shall have the same meaning as ascribed in the Lease unless another meaning or definition thereof is expressly set forth herein.

2. EFFECTIVE DATE. Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant hereby acknowledge and agree that the Lease is deemed made and entered into effective April 4, 2014 and that the Effective Date, as such term is defined in Page 1 of the Lease, was intended and hereby is amended to be April 4, 2014. The correction of the Effective Date of the Lease is not intended to and shall not affect the date on which the Delivery Date and the Commencement Date hereafter shall occur pursuant to the terms of the Lease.

3. PREMISES. Notwithstanding anything contained in Paragraphs 6 and 7 of the Summary of Lease Terms of the Lease, Exhibit E of the Lease, or any other term, provision, or exhibit thereof to the contrary, Landlord and Tenant hereby acknowledge and agree that the Premises under the Lease shall for all purposes conclusively be deemed to contain 47,870 square feet of rentable area.

4. BASE RENTAL. Based on the square footage of the Premises as agreed by Landlord and Tenant and set forth in Paragraph 3 above, Landlord and Tenant each acknowledge and agree that the Base Rental set forth in Paragraph 11 of the Summary of Lease Terms of the Lease shall be and hereby is deleted in its entirety and for all purposes and the following shall be insert in lieu thereof:

11. BASE RENTAL:

LEASE YEAR	RENT PER RENTABLE S.F.	ANNUAL RENTAL	MONTHLY RENTAL
1st (12/01/14-05/31/15)	$0.00	$0.00	$0.00
2nd (06/01/15-05/31/16)	$27.75	$1,328,392.50	$110,699.37
3rd (06/01/16-05/31/17)	$28.44	$1,361,422.80	$113,451.90
4th (06/01/17-05/31/18)	$29.15	$1,395,410.50	$116,284.20
5th (06/01/18-05/31/19)	$29.88	$1,430,355.60	$119,196.30
6th (06/01/19-05/31/20)	$30.63	$1,466,258.10	$122,188.17
7th (06/01/20-05/31/21)	$31.40	$1,503,118.00	$125,259.83
8th (06/01/21-05/31/22)	$32.19	$1,540,935.30	$128,411.27
9th (06/01/22-05/31/23)	$32.99	$1,579,231.30	$131,602.60
10th (06/01/23-05/31/24)	$33.81	$1,618,484.70	$134,873.72
11th (06/01/24-05/31/25)	$34.66	$1,659,174.20	$138,264.51

2

5. SITE PLAN. Exhibit “A” as currently attached to the Lease is deleted in its entirely and Exhibit “A” as attached hereto and made a part hereof by reference shall be inserted in lieu thereof for all purposes, and from and after the date of this First Amendment Exhibit “A” as attached hereto shall constitute Exhibit “A” to the Lease as though it had been attached to the Lease originally.

6. RATIFICATION. Landlord and Tenant hereby ratify, confirm, and reaffirm the terms, conditions and provisions set forth in the Lease as amended hereby. Except as expressly amended hereby, all terms, conditions, and provisions of the Lease shall be and hereby do remain in full force and effect and hereby are ratified and confirmed.

7. AUTHORITY AND BINDING EFFECT. The parties hereto represent and warrant that it each has the authority and all requisite approvals to enter into this First Amendment. If and when fully executed, this First Amendment shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns.

8. ENTIRE AGREEMENT. This First Amendment expresses the entire understanding of Landlord and Tenant with respect to the matters contemplated hereby. No prior negotiations or discussions are intended to or shall limit, modify, or otherwise affect the provisions hereof and no oral statements or representations or written matter not contained expressly within this First Amendment shall have any force or effect, be enforceable against either party hereto, or be deemed to express the intent of either or both of the parties. Neither the Lease nor this First Amendment shall be amended or modified in any way except by a writing executed by both Landlord and Tenant.

9. INVALIDITY. Any determination by any court of competent jurisdiction that any provision of this First Amendment or any application hereof is invalid, illegal, or unenforceable in any respect or in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this First Amendment or the Lease.

10. CONSTRUCTION. This First Amendment shall be construed without regard to the identity of the party who drafted the various provisions hereof and/or the addition or deletion of text made during the negotiation hereof. Moreover, each and every provision of this First Amendment shall be construed as though all parties hereto participated equally in the drafting thereof. As a result of the foregoing, any rule or construction that a document is to be construed against the drafting party shall not be applicable hereto.

11. BROKER. Tenant and Landlord each represent to the other that no broker or person is entitled to any commission by reason of the negotiation and execution of this First Amendment, other than Sandner Commercial Real Estate, Inc. and its agents (collectively, the “Broker”), that Broker has provided limited consensual dual agency to both Landlord and Tenant as it relates to this First Amendment as the sole and exclusive broker, and that Landlord shall pay Broker for such services pursuant to a separate written agreement. Landlord agrees to indemnify, defend, and hold Tenant harmless against any and all claims by such Broker for any and all brokerage commissions or fees due to it under said separate agreement. Other than as set forth in this Paragraph 11, each party hereto agrees to indemnify, defend, and hold the other

3

harmless against any and all claims by any person (other than Broker) for brokerage commissions or fees arising out of any conversation, negotiations, or other dealings held by the indemnifying party with any broker (other than Broker) regarding this First Amendment.

12. CONDITIONS TO EFFECTIVENESS. This First Amendment shall not be effective until it has been duly executed and delivered by both Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant, by their respective officers and/or authorized representatives, have caused this First Amendment to be signed as of the date set forth below each signature, the latter of which shall become the date and year first above written.

LANDLORD:

CAPREF BROOKWOOD OFFICE LLC, a Delaware limited liability company

By:	/s/ Scott Gosslee
Name:	Scott Gosslee
Its:	Vice President

Date:	6/30/14

TENANT:

SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company

By:	/s/ Richard L. Sharff, Jr.
Name:	Richard L. Sharff, Jr.
Its:	EVP

Date:	6/23/14

4

Exhibit “A”

Depiction of the Premises

Building Eighth Floor (partial floor):

Building Ninth Floor (entire floor):

Ex. A-1

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made this 31st day of March, 2014 (the “Effective Date”), by and between CAPREF BROOKWOOD OFFICE LLC, a Delaware limited liability company (the “Landlord”); and SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company (the “Tenant”).

SUMMARY OF LEASE TERMS

1.	LANDLORD’S ADDRESS:	CAPREF BROOKWOOD OFFICE LLC

8343 Douglas Avenue, Suite 200

Dallas, Texas 75225

Attention: Asset Manager

With a required copy to:

Patras Williams, LLC

14 Countryside Lane, Suite 100

Ringwood, New Jersey 07456

Attention: Amy M. Williams

2.	RENTAL PAYMENT ADDRESS:	Lockbox Account Information

Bank Name: KeyBank, N.A.

ABA Number: 021300077

Account Name: CAPREF Brookwood Office LLC Clearing Acct
f/b/o Aareal Capital Corp., Lender, its successors and assigns
Account Number: 329681191881

Lockbox Mailing Address

CAPREF Brookwood Office LLC

P.O. Box 713937

Cincinnati, Ohio 45271-3934

Lockbox Overnight Address (Only)

Attn: Wholesale Lockbox # 713937

CAPREF Brookwood Office LLC

895 Central Avenue, Suite 600

Cincinnati, Ohio 45202

3.	TENANT ADDRESS:	SURGICAL CARE AFFILIATES, LLC
569 Brookwood Village, Suite 901 Birmingham, Alabama 35209 Attention: Real Estate Department

4.	OFFICE PARK:	Brookwood Village Center

5.	BUILDING:	Brookwood Center, 569 Brookwood Village

6.	PREMISES:	A portion of the eighth and the entire rentable area of the ninth floor of the Building (as will be shown on Exhibit “A”)

7.	RENTABLE AREA OF THE PREMISES:	Approximately 45,680 square feet, as hereafter to be determined pursuant to Paragraph 1 of Exhibit E hereof.

8.	RENTABLE AREA OF THE BUILDING:	169,965 square feet

9.	COMMENCEMENT DATE:	December 1, 2014

10.	TERM:	The period commencing at 12:01 a.m. on the Commencement Date and expiring on the final day of the month in which the one hundred twenty-sixth (126) month anniversary of the date prior to the Commencement Date occurs.

11.	BASE RENTAL:

LEASE YEAR	RENT PER RENTABLE S.F.	ANNUAL RENTAL	MONTHLY RENTAL
1st (12/01/14-05/31/15)	$0.00	$0.00	$0.00
2nd (06/01/15-05/31/16)	$27.75	$1,267,620.00	$105,635.00
3rd (06/01/16-05/31/17)	$28.44	$1,299,139.20	$108,261.60
4th (06/01/17-05/31/18)	$29.15	$1,331,572.00	$110,964.33
5th (06/01/18-05/31/19)	$29.88	$1,364,918.40	$113,743.20
6th (06/01/19-05/31/20)	$30.63	$1,399,178.40	$116,598.20
7th (06/01/20-05/31/21)	$31.40	$1,434,352.00	$119,529.33
8th (06/01/21-05/31/22)	$32.19	$1,470,439.20	$122,536.60
9th (06/01/22-05/31/23)	$32.99	$1,506,983.20	$125,581.93
10th (06/01/23-05/31/24)	$33.81	$1,544,440.80	$128,703.40
11th (06/01/24-05/31/25)	$34.66	$1,583,268.80	$131,939.06

12.	SECURITY DEPOSIT:	$0.00

13.	BASE YEAR:	2015 calendar year

14.	EXHIBITS:	Exhibit “A” - Premises
		Exhibit “B” - Rules and Regulations
		Exhibit “C” - Operating Expenses
		Exhibit “D” - Work Agreement
		Exhibit “E” - Special Stipulations

All Exhibits listed above are attached to the Lease and expressly made a part hereof by reference.

GENERAL LEASE PROVISIONS

15.	LEASE TERM. Landlord does hereby rent and lease to Tenant the Premises for the Term hereof, subject to the terms and conditions of this Lease. Landlord and Tenant acknowledge and agree that the Rentable Area of the Premises is accurate for all purposes used herein. No easement for light, air, or view is granted or implied hereunder. “Lease Year,” as used herein, means a period of twelve (12) consecutive calendar months falling within the Term, except that the first Lease Year shall mean a period of six (6) consecutive months commencing on the Commencement Date and expiring on May 31, 2015, and each subsequent Lease Year thereafter shall commence on the applicable June 1st and continue for said twelve (12) consecutive calendar months. Rent (as hereinafter defined) with respect to any partial portion of a calendar month, if any, during which Rent is due within a Lease Year shall be prorated based upon the actual number of days in such period.

16.	COMPLETION OF IMPROVEMENTS. Following the Delivery Date (as hereinafter defined), Tenant agrees to promptly proceed to prepare the Premises for Tenant’s use, operation, and occupancy in accordance with the terms of this Lease and in accordance with and subject to the Work Letter attached hereto as Exhibit “D”.

17.	BASE RENTAL; SECURITY DEPOSIT; INITIAL INSTALLMENT. Beginning with the Commencement Date, Tenant shall pay in advance to Landlord at Landlord’s Address For Rental Payments, or at such other place as Landlord shall designate in writing, promptly, without demand, deduction or offset, except as otherwise expressly set forth herein, on the first day of each month during the Term the Base Rental, which shall be adjusted from time to time as provided in Section 11 hereof.

18.	ADDITIONAL RENT.

a.	The following terms, as used in this Lease, shall have the following meanings:

“Escalation Year” means each calendar year, commencing with the first full calendar year following the Base Year (as defined above), falling, in whole or in part, within the Term.

“Operating Expenses” are defined in Exhibit “C”.

“Excess Expenses” means the amount by which the annual Operating Expenses incurred by Landlord during each successive Escalation Year exceed the Operating Expenses incurred by the Landlord during the Base Year or the preceding Escalation Year, as the case may be.

“Tenant’s Share” means Tenant’s pro rata share of the Excess Expenses for a given Escalation Year, which shall be determined with respect to each item of expense by dividing the same by the Rentable Area of the Building and multiplying the resulting quotient by the Rentable Area of the Premises.

b.

Tenant shall pay to Landlord as additional rent (the “Additional Rent”), for each Escalation Year during the Term, Tenant’s Share for such Escalation Year, which shall be payable to Landlord at the time and place that the Base Rental is payable and Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Rent. In addition to the foregoing, any and all sums which may become due and payable to Landlord pursuant to the terms of the Lease shall be treated as Additional Rent. The term “Rent” as hereinafter used shall collectively constitute both Base Rental and Additional Rent payable by Tenant under this Lease; provided, however, Additional Rent shall be considered Rent for purposes of default, but shall not be deemed Rent with respect to government taxation, wage, price, and rent controls unless specifically required by law. If any Rent to be paid hereunder, or other charges as hereinafter provided, is not received by Landlord within five (5) days after the date due, Landlord shall have the right to impose a late charge of five percent (5%) of all amounts past due. Notwithstanding the foregoing, and not more than one (1) time per calendar year, Landlord will waive the imposition of such a late charge so long as Tenant shall remit payment of the past due amount within five (5) business days after receipt of notice from Landlord that such amount is past due. Should a check for any payment be returned due to insufficient funds or for any other reason, a charge of fifty dollars ($50.00) per each return shall immediately become due and payable in addition to any fee imposed on Landlord by its bank on account of such returned check.

c.	Within one hundred fifty (150) days following the end of each calendar year of the Term (including during any extension of the Term), Landlord shall deliver to Tenant a statement (the “Annual Statement”) setting forth (i) the actual amount of the Operating Expenses incurred during the preceding Escalation Year and a calculation of Excess Expenses from the Base Year, (ii) any underpayment or overpayment of Tenant’s Share by Tenant based on Tenant’s estimated monthly payment(s) (if any) of Tenant’s Share made during the preceding Escalation Year, (iii) Landlord’s projection of the Operating Expenses for the then-current Escalation Year and a calculation of projected Excess Expenses for such then-current Escalation Year, (iv) Tenant’s Share as projected for the then-current Escalation Year, and (v) a computation of the monthly installments to be paid by Tenant toward the estimated Tenant’s Share for the remainder of the then-current Escalation Year, which amount shall be one-twelfth (1/12) of the amount determined pursuant to (iv) above, adjusted appropriately to reflect the monthly payments, if any, made by Tenant of Tenant’s Share during the months of the then-current Escalation Year preceding delivery of Landlord’s Annual Statement. Until such Annual Statement is delivered, Tenant shall continue to pay Tenant’s Share based on the prior year’s Annual Statement, and after such current year’s Annual Statement is delivered, Tenant shall pay to Landlord in advance on the first day of each calendar month following the rendering of such Annual Statement the monthly installments set forth in such Annual Statement, such payments to continue until the following year’s Annual Statement is rendered. In the event any Annual Statement indicates an underpayment by Tenant of Tenant’s Share during the prior Escalation Year, Tenant shall pay the full amount of such deficiency to Landlord within thirty (30) days after receipt of Landlord’s Annual Statement. Any overpayment by Tenant shall, at Landlord’s option, either be (i) paid to Tenant within thirty (30) days after delivery of Landlord’s Annual Statement, or (ii) credited to Tenant as a part of the calculation of Tenant’s Share of the projected Excess Expenses for the then-current Escalation Year. If at any time it appears to Landlord that Tenant’s Share for any Escalation Year will exceed Landlord’s prior estimate of Tenant’s Share for such Escalation Year by more than five percent (5%), Landlord shall have the right to revise, by written notice to Tenant, Landlord’s calculation of the projected Excess Expenses for such Escalation Year, and subsequent payments by Tenant of Tenant’s Share for such Escalation Year shall be based upon the revised written projection of Excess Expenses for such Escalation Year.

d.	For the Escalation Year in which the Term expires, Landlord shall prorate Tenant’s Share based on the number of days of such Escalation Year falling within the Term. In the event of any underpayment, Tenant shall pay the full amount thereof to Landlord within thirty (30) days following Landlord’s written demand therefor. If Tenant has overpaid, Landlord shall reimburse Tenant the full amount of such overpayment, within thirty (30) days following Landlord’s delivery to Tenant of Landlord’s calculation of such final reconciliation. This provision shall survive termination or expiration of the Lease.

e.	If the Building is not fully occupied during any Escalation Year of the Term, the Operating Expenses and the Excess Expenses (other than real estate taxes) for purposes of this Section 18 shall be determined as if the Building had been fully occupied during such calendar year. For the purposes of this Section 19, “fully occupied” shall mean the greater of actual occupancy or occupancy of 95% of the rentable area of the Building.

f.	Notwithstanding anything contained in his Section 18 to the contrary, in the event that the actual amount of the Operating Expenses incurred during any Escalation Year results in a calculation of Excess Expenses for such Escalation Year that exceeds that same calculation for the immediately preceding Escalation Year (or Base Year as the case may be) by more than five percent (5%), then notwithstanding such actual calculation, Tenant’s obligation to pay Tenant’s Share shall not increase by more than five percent (5%) over the immediately preceding Escalation Year, except that for the purposes of calculating this limitation all Operating Expenses attributable to utilities, insurance premiums, and snow and ice removal and sanding (collectively, “Uncontrollable Costs”) shall be excluded such that Tenant shall be obligated to pay the entire Tenant’s Share of Uncontrollable Costs without regard to such five percent (5%) limitation.

g.	If Tenant, in good faith, disputes that accuracy of any Annual Statement, it shall have the right, on not less than ten (10) business days’ advance written notice to audit Landlord’s books and records used by Landlord to prepare such Annual Statement, which notice by Tenant shall be delivered to Landlord within one hundred twenty (120) days following Tenant’s receipt of Landlord’s Annual Statement, failing which such Annual Statement shall be final, conclusive, and binding. Any notice by Tenant of Tenant’s intent to conduct such an audit, shall specify in reasonable detail the particular item(s) that Tenant claims to be incorrect, and Landlord shall make its books and records relating to such identified item(s) available for Tenant’s inspection and audit at Landlord’s corporate offices. Tenant or its auditor shall have the right to examine such books and records during normal business hours within said 120-day period. In the event that the certified results of such audit determines that Tenant’s Share of Excess Expenses as set forth in the applicable Annual Statement have been overstated by Landlord by five percent (5%) or more, but provided that Tenant’s auditor is not compensated on a contingency fee basis, then Landlord shall reimburse Tenant for the actual and reasonable costs of such audit, payable within thirty (30) days following Landlord’s receipt of such certified audit results and Tenant’s written request for such reimbursement.

19.	BROKERAGE DISCLOSURE. CBRE HAS REPRESENTED LANDLORD IN THIS LEASE AND SANDNER COMMERCIAL REAL ESTATE, INC., d/b/a/ COLLIERS INTERNATIONAL HAS REPRESENTED TENANT IN THIS LEASE. EACH OF SUCH BROKERS SHALL BE PAID A COMMISSION BY LANDLORD PURSUANT TO THE TERMS OF A SEPARATE AGREEMENT OR AGREEMENTS. Each of Landlord and Tenant shall indemnify the other from the claims of any broker(s) other those identified in this Section 19 that make a claim through such indemnifying party.

20.	USE.

a.	The Premises shall be used for general office and related ancillary purposes and for no other purpose(s). In the event Tenant abandons the Premises or ceases use and occupancy thereof for general office and related ancillary purposes, which abandonment or cessation continues for a period of one hundred eighty (180) consecutive days or longer, or Tenant otherwise delivers written notice to Landlord of Tenant’s intention to vacate, abandon, otherwise cease to continue in possession of the Premises (an “Abandonment Notice”), regardless of the period of any abandonment or cessation of operations at the time such Abandonment Notice is given (each, a “Material Cessation of Operations”), then Landlord shall have the express and specific remedy to terminate this Lease on account of such Material Cessation of Operations, which option may be exercisable by Landlord giving notice thereof to Tenant at any time after the date on which such 180-day period expires or after the date on which Landlord receives any Abandonment Notice from Tenant, as applicable (the “Recapture Notice”). If Landlord gives the Recapture Notice, then this Lease shall terminate upon the thirtieth (30th) day (the “Recapture Date”) after the date on which Tenant receives Landlord’s Recapture Notice. Until the Recapture Date, the Lease shall remain in full force and effect and Tenant shall continue to be bound thereby including, without limitation, the obligations to pay Rent hereunder until the Recapture Date. If Landlord expressly exercises its rights under this Section 20, then on and after the Recapture Date, there shall be no further liability on the part of Landlord or Tenant except for obligations that expressly survive the expiration or sooner termination of this Lease. Notwithstanding the foregoing, in the event Tenant resumes possession of the Premises and recommences to use and occupy of substantially all of the Rentable Area of the same in accordance with this Section 20 after its receipt of a Recapture Notice, but prior to the Recapture Date, then such resumption of possession and continuation of use and occupancy by Tenant shall negate the effectiveness of Landlord’s Recapture Notice and this Lease shall remain in full force and effect.

b.	The Premises shall not be used for any illegal purposes, or in violation of any regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building. Tenant shall, at its own expense, promptly comply with any and all municipal, county, state and federal statutes, regulations and/or requirements applicable or relating to the use, occupancy, or condition of the Premises.

21.	TENANT’S ACCEPTANCE. Tenant acknowledges that it has been afforded an opportunity to inspect the Premises and accepts the Premises “AS IS,” latent defects, if any, excepted, and acknowledges that it is suited for Tenant’s intended use thereof, subject only to the provisions of Section 16. Landlord shall deliver exclusive possession of the Premises to Tenant, in broom clean condition, free and clear of all furniture, fixtures, and equipment (except to the extent requested by Tenant to remain in the Premises), with mechanical systems serving the Premises in working order on or before July 1, 2014 (the “Delivery Date”).

22.	ASSIGNMENT AND SUBLETTING.

a.	Tenant shall not, whether by operation of law or otherwise, assign, transfer, hypothecate or otherwise encumber this Lease or any interest herein and shall not sublet the Premises or any portion thereof (each, a “Transfer”) without obtaining in each instance Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold or delay; provided, however, in no event shall Landlord’s consent be considered unreasonably withheld if consent is denied because (i) the proposed transferee is currently a tenant in the Building and Landlord has other space in the Building available for Lease, (ii) the proposed transferee is a party with which Landlord has negotiated a lease in the Building within the six (6) month period prior to Tenant’s written request for such proposed transfer and Landlord has other space in the Building available for Lease, (iii) the financial status and/or creditworthiness of the proposed transferee does not meet the same criteria Landlord uses to select comparable Building tenants as determined in Landlord’s commercially reasonable judgment, or (iv) the proposed transferee or its use is inconsistent with the class of the Building and the other then-current tenants of the Building, as reasonably determined by Landlord. Any such Transfer without Landlord’s prior written consent shall be void and shall, at Landlord’s option, constitute a default under this Lease. No acceptance by Landlord of any rent or any other sum of money from any transferee shall release Tenant from any of its obligations hereunder or be deemed to constitute Landlord’s consent to any Transfer or hypothecation. In any event, with respect to any Transfer, unless otherwise agreed by Landlord in writing or otherwise expressly set forth herein, Tenant shall remain primarily liable on this Lease for the entire Term hereof and shall in no way be released from the full and complete performance of all the terms, conditions, covenants, and agreements contained herein and as a result of such continuing liability, Tenant covenants and agrees that it shall not wind-up, dissolve, or otherwise cease operating for business and/or liquidate, distribute, or otherwise dispose of its assets at any time during the Term in any manner would render Tenant unable to full perform the ongoing obligations and liability under this Section 22(a) and this Lease.

b.

If Tenant should desire to effect a Transfer, Tenant shall give Landlord prior written notice, which notice shall specify and/or include: (i) the name and business of the proposed transferee, (ii) the amount and location of the portion of the Premises affected (which may be the entirety of the Premises), (iii) the proposed effective date and duration of the Transfer, (iv) the proposed rental and/or other consideration to be paid to Tenant by such transferee, and (v) evidence of such proposed transferee’s net worth, experience, and finances. Landlord shall then have a period of fifteen (15) business days following receipt of such notice within which to notify Tenant in writing that Landlord elects (A) to terminate this Lease as to the space so affected as of the date so specified by Tenant for the Transfer, in which event Tenant will on that date be relieved of all further obligations to pay Rent hereunder as to such space provided that Tenant vacates such space on or before such Transfer date, (B) to permit the Transfer, subject to Landlord’s approval of the Transfer documentation, in which event if the rental and other consideration specified in the notice is greater than the Base Rental as adjusted under this Lease applicable to the space affected, then fifty percent (50%) of such excess rental and/or other consideration shall be deemed Additional Rent owed by Tenant to Landlord under this Lease, and the amount of such excess shall be paid by Tenant to Landlord in the same manner that Tenant pays the Base Rental hereunder and in addition thereto (except that as to any lump sum payment or consideration received by Tenant, Tenant shall remit payment of Landlord’s fifty percent (50%) share thereof within ten (10) business days following Tenant’s receipt of same), or (C) to withhold consent to the proposed Transfer and to continue this Lease in full force and effect as to the entire Premises. If Landlord should fail to notify Tenant in writing of such election within said fifteen (15) business day period, Landlord shall be deemed to have elected option (C) above. Tenant agrees to reimburse Landlord up to an amount of $1,000.00 for Landlord’s actual and reasonable attorneys’ fees and costs incurred in connection with the processing and documentation of each Transfer request made pursuant to this Section. Notwithstanding the giving by Landlord of its consent to any Transfer, no such transferee may exercise any expansion option, right of first refusal option, right of first offer option, early termination right, or extension option under this Lease except in accordance with a separate written agreement entered into directly between such transferee and Landlord, should Landlord so agree (it being understood that Landlord is under no obligation to enter into any such separate agreement, and, absent Landlord’s written agreement to the contrary, all such aforementioned rights of Tenant shall be extinguished. If Landlord terminates the Lease pursuant to (A) above, within ten (10) days after receipt of such termination notice, Tenant may elect to withdraw its request for consent to such Transfer and thereby negate Landlord’s termination notice, in which event this Lease with Tenant shall remain in full force and effect as if no request for Transfer was made.

c.	The sale or transfer of Tenant’s voting stock (if a corporation) or a partnership interest (if a partnership) or member interest (if a limited liability company) in Tenant resulting in the transfer of control or a majority of ownership, or the occupancy of the Premises by any successor entity of Tenant or by any entity into which or with which Tenant may become merged or consolidated shall be deemed a Transfer of this Lease requiring the prior written consent of Landlord; provided, however, so long as Tenant is not then in default hereunder, Tenant shall not be required to obtain Landlord’s consent to an assignment of this in its entirety to an affiliate of Tenant, where an affiliate is defined to be any corporation, partnership, company, person, or other legally cognizable entity that is controlling, controlled by, or under common control with Tenant where “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or rights, by contract, or otherwise.

d.	In the event of any permitted Transfer or permitted assignment under Section 22(c), Tenant shall (i) within five (5) business days following such Transfer or assignment, as the case may be, deliver to Landlord evidence of such Transfer or assignment to an affiliate and the assumption by such transferee or affiliate of the obligations hereunder, an (ii) remain liable to for all payment and performance obligations under this Lease throughout the Term except if such approved transferee or permitted assignee has a tangible net worth at the time of such Transfer or assignment, as the case may be, equal to or greater than Tenant’s tangible net worth as of the Effective Date, as determined in constant dollars.

23.	HOLDING OVER. If Tenant remains in possession after the expiration of the Term, or the termination of this Lease, it shall be a tenant at sufferance only and there shall be no renewal hereof by operation of law. In such event, the Base Rental during such occupancy shall be at an amount equal to one hundred fifty percent (150%) of the Base Rental in effect immediately prior to the expiration or termination of this Lease and Tenant shall otherwise be subject to all of the covenants and provisions of this Lease. Tenant shall be liable to Landlord for all damages and costs incurred by Landlord arising from or relating to, in whole or in part, Tenant’s failure to deliver possession of the Premises to Landlord upon expiration or termination of the Term. Notwithstanding the foregoing, in the event that Tenant and Landlord are actively engaged in good faith negotiations for the extension of the Term of this Lease (or a new lease for the same Premises) due to the expiration of the Term hereof, then so long as such negotiations continue and until and unless Landlord delivers written notice to Tenant of Landlord’s intention to cease such negotiations and demand that Tenant vacate and surrender the Premises (which notice shall specify a vacation and surrender date at least thirty [30] days following Tenant’s receipt of such notice), then Tenant’s obligation to pay the increased holdover rent specified above shall toll and Tenant shall be obligated to pay only the Base Rental in effect immediately prior to the Term expiration.

24.	ALTERATIONS AND IMPROVEMENTS.

a.

No alteration in, or addition to, the Premises will be made without first obtaining Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition, or delay, unless such proposed alteration is structural or involves the operational systems of the Building affecting premises other than the Premises, in which event Landlord may withhold its consent in Landlord’s sole and absolute discretion. Unless otherwise agreed by the parties, any such work consented to, although paid for by Tenant, will be done by Landlord with Landlord reserving the right to charge

Tenant a fee equal to four percent (4%) of the cost of the work for supervision of such alterations or additions. All work performed by Tenant in connection with any improvements shall be in a good and workmanlike manner and subject to and in accordance with Landlord’s Rules and Regulations and all applicable federal, state, county, and city building and/or fire department codes, ordinances, laws, and regulations. Any required alterations performed in connection with such improvements to meet said codes, ordinances, laws, and regulations shall be performed by Tenant at Tenant’s sole cost and expense. Tenant shall obtain Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, with respect to any third-party contractor Tenant desires to engage for the performance of any such work within or about the Premises. Tenant’s contractors shall be bonded and insured in accordance with Landlord’s reasonable commercial standards. Notwithstanding the foregoing, Tenant shall be permitted, not more frequently that once every three (3) Lease Years (unless otherwise approved in advance in writing by Landlord) to perform interior, non-structural alterations to Premises so long as Tenant otherwise complies with the terms, conditions, and provisions of this Lease and the aggregate cost of such alterations does not exceed an amount equal to Five and No/100 Dollars ($5.00) per square foot in the Rentable Area of the Premises. Tenant acknowledges and agrees that Landlord shall be entitled to withhold its consent under this Section 24(a) if the frequency or duration of Tenant’s performance of alterations and additions has caused or is likely to cause any material disruption to the overall use and occupancy of the Building which may include, without limitation, burdensome demands on the Building’s swing elevator and/or noise, dust, or disruption to other tenants in the Building.

b.	Tenant shall be permitted to install, at Tenant’s sole cost, risk, and expense, a secure card access system at the external stair well entrances to the Premises on eighth and ninth floors, subject to Landlord’s reasonable approval of the plans and specifications therefor. Any such secured access systems shall comply with law and shall not violate Landlord’s insurance policies. Immediately following any such installation by Tenant, Tenant shall provide Landlord with not less than (2) activated access cards for such system, which Landlord shall use only in accordance with Section 26 below.

c.	All additions, fixtures and improvements, whether temporary or permanent in character (except only the trade fixtures and movable office furniture of Tenant) made in or upon the Premises including, without limitation, the card access system referred to in Section 24(b) above, shall be and remain Landlord’s property and shall remain upon the Premises at the expiration or earlier termination of this Lease, with no compensation to Tenant, unless Tenant otherwise delivers a written request for Landlord’s consent, at the time of installation by Tenant, to Tenant’s removal of any such additions, fixtures, improvements, or systems at the end of the Term and Landlord so consents to such removal at that time. Landlord reserves the right to require Tenant to remove any such improvements, additions, or systems at the expiration or termination hereof or within fifteen (15) days thereafter. Landlord may, at its election, repair any damage to the Premises caused by or in connection with the removal of any articles of personal property, business or trade fixtures, alterations, improvements and installations, and all costs for such repairs shall be at Tenant’s expense, which shall be deemed to be Additional Rent. This Section 24(c) shall survive the expiration or earlier termination of this Lease.

25.	REPAIRS TO THE PREMISES. Landlord shall not be required to make any repairs or improvements to the Premises, except necessary corrections to the initial Building construction affecting the Premises, structural repairs necessary for safety and tenantability, and repairs necessitated by Landlord’s gross negligence or willful misconduct. Tenant shall, at its own cost and expense, keep in good repair all interior non-structural portions of the Premises, including but not limited to windows, glass and plate glass, doors, interior walls and finish work, floors and floor coverings, and supplemental or special heating and air conditioning system, and shall take good care of the Premises and its fixtures and permit no waste, except normal wear and tear.

26.

ENTRY BY LANDLORD. Landlord or its agents may enter the Premises at reasonable hours upon no less than twenty-four (24) hours prior notice (except in the event of an emergency, in which event entry may be made without notice) to exhibit same to prospective purchasers or tenants, to inspect the Premises to see that Tenant is complying with all of its obligations hereunder, and to make repairs, improvements, alterations or additions which Landlord shall deem necessary for the safety, preservation or improvement of the Building or to make repairs or modifications to any adjoining space or otherwise to comply with Landlord’s obligations under this Lease. Landlord agrees that any such entry by Landlord or its agents shall not unreasonably interfere with Tenant’s use and occupancy of the Premises for general office purposes.

27.	DEFAULT AND REMEDIES.

a.	The occurrence of any of the following shall constitute a default of this Lease by Tenant: (i) the filing of any voluntary petition or similar pleading under any section or sections of any bankruptcy or insolvency act by or against Tenant or the institution of any voluntary or involuntary proceeding in any court or tribunal to declare Tenant insolvent or unable to pay Tenant’s debts as they mature and, in the case of an involuntary petition or proceeding, the petition or proceeding is not dismissed within sixty (60) days from the date it is filed, or the making of an assignment for the benefit of its creditors by Tenant, or the appointment of a trustee or receiver for Tenant or for the major part of Tenant’s property; (ii) Tenant’s failure to pay the monthly Base Rental, Additional Rent or any other sum due hereunder, or portion thereof, if such nonpayment continues for five (5) or more days after receipt of notice that the same is past due; (iii) Tenant’s default in the prompt and full performance of any other provision of this Lease that Tenant continues to fail to perform fully within thirty (30) days after written demand by Landlord that the default be cured (unless the default involves a condition dangerous to person or property, or which will become worse if no immediate action is taken to cure such default, in which event such default shall be cured forthwith upon Landlord’s demand); provided, however, if any such non-monetary default is of a nature that it cannot reasonably be cured within such 30-day period, then so long as Tenant promptly and in good faith commenced to cure such default within such 30-day period and diligently and continuously pursues such cure to completion thereafter, then Tenant’s cure period under this (iii) will be extendable by no more than a total of ninety (90) days following Tenant’s receipt of Landlord’s default notice; and/or (iv) Tenant shall do or permit to be done anything that creates a lien upon the Premises or the Building.

b.	Upon the occurrence of any default by Tenant as aforesaid, Landlord, in addition to any and all other rights or remedies it may have at law or in equity, shall have the option of pursuing any one or more of the following remedies:

i.	Landlord shall have the immediate right of reentry, without judicial process, and may remove all property from the Premises to a warehouse or elsewhere, at the cost of, and for the account of Tenant, all without being deemed guilty of trespass or constructive eviction or becoming liable for any loss or damages which may be occasioned thereby;

ii.	Landlord may terminate this Lease by giving notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, with the same force and effect as though the date so specified were the date herein originally fixed as the expiration date of the Term of this Lease, and all rights of Tenant under this Lease and in and to the Premises shall expire and terminate, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall voluntarily surrender the Premises to Landlord on the date specified in such notice without the necessity of judicial process;

iii.	Landlord recover from Tenant any and all damages Landlord may incur by reason of Tenant’s default, including, without limitation, a sum which, should the Lease be terminated, at the date of such termination, represents the then present value (calculated at the discount rate of twelve percent (12%) interest per annum) of the Base Rental (including without limitation, increases in Base Rental pursuant to Section 11 hereof), Additional Rent, and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the date hereinbefore set for the expiration of the full Term hereby granted, which sum shall be deemed immediately due and payable;

iv.	Landlord may, from time to time without terminating this Lease, and without releasing Tenant in whole or in part from Tenant’s obligation to pay Base Rental, Additional Rent and all other amounts due under this Lease and perform all of the covenants, conditions, and agreements to be performed by Tenant provided in this Lease, make such alterations and repairs as necessary to relet the Premises, and, after making such alterations and repairs, Landlord may, but shall not be obligated to, relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term of this Lease) at such rental and upon such other terms and conditions as Landlord in its sole discretion may deem advisable or acceptable; upon each reletting, all rentals received by Landlord from such reletting to be applied as determined by Landlord in its sole discretion, but not in all events last applied against payments of future Base Rental, Additional Rent or other charges that are not yet due and payable hereunder. In no event shall Tenant be entitled to any excess rental received by Landlord over and above charges that Tenant is obligated to pay hereunder, including Base Rental, Additional Rent and all other charges; if such rentals received from such reletting during any month are less than those to be paid during the month by Tenant hereunder, including Base Rental, Additional Rent and all other charges, Tenant shall pay any such deficiency to Landlord, which deficiency shall be calculated and paid monthly, unless Landlord secures a judgment for the aggregate deficiency for the balance of the Term from a court of competent jurisdiction. Tenant shall also pay Landlord as soon as ascertained and upon demand all costs and expenses incurred by Landlord in connection with such reletting and in making any alterations and repairs which are not covered by the rentals received from such reletting including, but not limited to, brokers’ commissions, tenant improvements, tenant allowances, and attorneys’ fees; notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

c.	All sums past due from Tenant under this Lease shall bear interest at eighteen percent (18%) per annum (the “Default Rate”), but in no event in excess of the maximum lawful rate, from due date until paid in full.

d.	Tenant shall and hereby agrees to pay all costs and expenses incurred by Landlord in enforcing any of the covenants and agreements of this Lease and as a result of an action brought by Landlord against Tenant including, without limitation, for an unlawful detainer of the Premises should Tenant fail or refuse to voluntarily surrender possession of the Premises as required by this Lease, and all such costs, expenses and reasonable attorneys’ fees shall be paid by Tenant to Landlord within fifteen (15) days after Landlord’s written demand therefor, together with interest at the Default Rate if not paid in such 15-day period, which interest shall accrue from the date Landlord incurred liability for such cost, expense, and/or reasonable attorneys’ fees.

e.	In the event of a default hereunder beyond applicable periods of notice and cure, if any, Landlord may declare Tenant in default under any or all other agreements between Landlord and Tenant or any affiliate of Tenant, whether in effect now or following the date of this Lease.

28.	LANDLORD’S SERVICES. Landlord shall render certain services and supplies in accordance with and as described in this Section 28, as follows: (i) Landlord shall cause the Premises to be cleaned at least five (5) nights weekly; (ii) Landlord shall furnish on or to each floor of the Building normal and customary water, lavatory supplies, automated elevator service, and men’s, women’s, and/or individual unisex restrooms with cold and hot water; and (iii) Landlord shall furnish electric current for Building standard tenant lighting and small business machinery only from electric circuits designated by Landlord for Tenant’s use. Tenant’s usage of the electrical panels on any given floor shall not exceed Tenant’s pro rata share (based on rentable square footage) of the panels’ capacity. Tenant will not use any electrical equipment which in Landlord’s reasonable estimation will overload the wiring installations or interfere with the reasonable use thereof by other users in the Building. Tenant shall have access to electrical closets in the Building reasonably necessary for the operation of the Premises. All electrical engineering design or contract work shall be performed at Tenant’s expense by Landlord or an electrical engineer and/or electrical contractor designated by Landlord. All invoices from Landlord regarding the design, installation, consumption, metering, billing, and maintenance of the electrical facilities for Tenant’s use shall be paid within thirty (30) days of Tenant’s receipt thereof; and (iii) Landlord shall furnish seasonable air conditioning and heating during normal business hours (8:00 A.M. to 6:00 P.M. Monday through Friday and 8:30 A.M. until 1:00 P.M. Saturday), said heat or air conditioning not being furnished Sunday or holidays observed by Landlord.

Holidays which are observed by Landlord are New Years’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the following Friday, and Christmas Day. Should Tenant desire either heating or air conditioning at other times, Landlord agrees to provide same, but at Tenant’s expense at such hourly rates as may be determined from time to time by Landlord ($50.00 per hour as of the Effective Date, but subject to change), which charge Tenant shall pay within thirty (30) days after receipt of a bill therefor. If Tenant installs equipment which in Landlord’s reasonable estimation produces enough heat to effect the heating and cooling demands of the Building or any part thereof, or if Tenant desires a supplemental air conditioning system and Landlord has approved same, then Landlord may, at its option, either cause to be designed or permit Tenant to design a supplemental air conditioning system, subject to Landlord’s approval, and Landlord shall install such system at Tenant’s actual and reasonable expense substantially in accordance with such design. If Tenant has requested such supplemental system, Tenant shall be responsible for determining that the design of such system is adequate for its needs. Tenant agrees to pay Landlord for such equipment, design, installation, metering, billing, and consumption of electricity for supplemental air conditioning and to maintain such equipment at Tenant’s expense. Furthermore, Landlord shall provide commercially reasonable routine maintenance, painting, and electrical lighting service of common areas of the Building; bulb replacement within the Premises, using Landlord’s standard Building lighting and replacements; and otherwise maintain the public, common, and service areas of the Building in a manner consistent with first-class office buildings in the Birmingham, Alabama area. Non-exclusive, passenger vehicle parking shall be provided by Landlord for the use of Tenant without any charge (other than Tenant’s Share of Excess Expenses).

Notwithstanding the foregoing, if any interruption in Landlord’s services to be provided under this Lease is interrupted due solely to the negligence or willful misconduct and such interruption rendered the Premises untenantable for the use permitted under this Lease and such untenantability continues for more than five (5) consecutive business days, then Base Rental shall abate proportionately to the degree of untenantability, from the sixth (6th) consecutive business days throughout the period of untenantability. Landlord agrees to use commercially reasonable efforts to minimize any such interruption of services.

29.

DESTRUCTION OF PREMISES. Should the Premises be so damaged by fire or other cause that rebuilding or repairs (including corresponding necessary rebuilding and repairs of the Building) cannot, in the opinion of Landlord’s architect, be completed within one hundred eighty (180) days from the date of Landlord’s receipt of insurance proceeds and any required building permits, then either Landlord or Tenant may terminate this Lease by written notice to the other given within thirty (30) days of the date after such determination by Landlord’s architect (which determination shall be made by Landlord’s architect and delivered to Tenant within forty-five [45] days following the event of casualty), in which event rent shall be abated from the date of such damage or destruction. However, if the damage or destruction is such that rebuilding or repairs can be completed within one hundred eighty (180) days, Landlord covenants and agrees, subject to the provisions of this Section 29, to promptly commence to make such repairs following receipt of insurance proceeds and any required building permits and thereafter diligently and continuously to prosecute such repairs to completion within two hundred forty (240) days following commencement of such repairs, subject to force majeure, and to allow Tenant an abatement in the Rent for such time as the Premises are untenantable or proportionately for such portion of the Premises as shall be untenantable. Notwithstanding the foregoing, in the event that any such casualty shall not only damage the Premises, but shall also have caused damage to at least fifty percent (50%) of the Rentable Area of the Building as a whole, then the 240-day period referenced above shall be extended to three hundred (300) days, subject to force majeure, during which time Rent shall abate for so long as the Premises is untenantable (or proportionately abate for such portion of the Premises as shall be untenantable). Tenant covenants and agrees that the terms of this Lease shall not be otherwise affected. Such repairs and restoration relating to Tenant’s initial leasehold improvements or improvements otherwise made by or for Tenant shall be made at Tenant’s expense in accordance with plans and specifications approved by Landlord and Tenant. Repairs and restoration to base Building improvements required by this Lease to be furnished by Landlord at its expense (other than Tenant’s initial leasehold improvements) shall be made at Landlord’s expense. In no event shall Landlord be required to repair or replace any trade fixtures, furniture, equipment or other property belonging to Tenant; nor shall Landlord have any obligation to incur any cost to repair, reconstruct or restore the Premises or the Building in excess of insurance proceeds (from insurance maintained or required to be maintained (whether or not actually maintained) by Landlord pursuant to this Lease) from the casualty necessitating such work that are made available to Landlord, under its sole control, for such work. Notwithstanding anything to the contrary contained in this Section, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty occurs during the last twelve (12) months of the Term, unless Tenant exercises any extension option then available to it, if any such option then currently exists. Notwithstanding anything to the contrary contained in this Section, either party may terminate this Lease, by giving written notice to the other within thirty (30) days following the date of damage, when the damage resulting from any casualty occurs during the last twelve (12) months of the Term and Landlord does not intend to repair or restore the Premises within said twelve (12) month period.

30.	CONDEMNATION OF PREMISES.

a.	If any part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, Landlord shall have the right, at its option, to terminate this Lease effective as of the date possession is taken by said authority (unless ten percent [10%] or more of the Premises are so taken in which case this Lease shall terminate), and shall be entitled to any and all income, rent or award and any interest thereon whatsoever which may be paid or made in connection with such public or quasi-public use or purpose. Tenant hereby assigns to Landlord its entire interest in any and all such awards, and shall have no claim against Landlord for the value of any portion of the unexpired Term. If less than ten percent (10%) of the Premises shall be so taken or appropriated, and Landlord does not elect to terminate this Lease, the Base Rental thereafter to be paid shall be reduced by an amount bearing the same ratio to the total amount of Base Rental as the rentable area of the Premises so taken bears to the entire Premises.

b.	If any part of the Building other than the Premises shall be so taken or appropriated, Landlord shall have the sole right, at its option, to terminate this Lease and shall be entitled to the entire award as above provided, and in such case Tenant shall likewise have no claim against Landlord for the value of any unexpired Term of this Lease.

c.	Nothing hereinbefore contained shall be deemed to deny to Tenant its right to claim from the condemning authority compensation or damages for its trade fixtures and personal property, provided the condemning authority makes a separate award therefor and such separate award does not have the effect of reducing the amount of Landlord’s award.

31.	INSURANCE/INDEMNIFICATION.

a.	Tenant shall carry special form/all risk insurance insuring Tenant’s interest in the improvements and betterments to the Premises, including initial improvements and later alterations and/or additions performed or installed by Tenant, and any and all furniture, equipment, supplies and other property owned, leased, held or possessed by it and contained therein, in an amount equal to the full replacement cost thereof, subject to commercially reasonable deductible amounts, plus business interruption insurance respecting Tenant’s business conducted from the Premises in an amount reasonably satisfactory to Landlord. Tenant shall also procure and maintain throughout the Term a policy or policies of commercial general liability insurance, including contractual liability, insuring Tenant, Landlord, any manager of the Building, the asset manager of the Building, and any mortgagee which has an interest in or lien upon the Building, as additional insureds, against any and all liabilities for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the condition, use or occupancy of the Premises, or in any way occasioned by or arising out of the activities of Tenant or its agents, employees or licensees in the Premises, or other portions of the Building, the Office Park, and adjacent parking areas in amounts not less than $3,000,000.00 with respect to any one casualty or occurrence and $1,000,000.00 with respect to property damage, including fire legal liability. Tenant shall also procure and maintain throughout the Term worker’s compensation insurance and employer’s liability insurance conforming to the applicable worker’s compensation laws and in standard form and amounts customarily in use in the State of Alabama.

b.	All insurance policies procured and maintained by Tenant pursuant to this Section 31 shall be carried with reputable companies licensed to do business in the State of Alabama and shall be noncancelable and not subject to material change except after thirty (30) days written notice to Landlord and any designees of Landlord. Duly executed certificates of insurance with respect to such policies shall be delivered to Landlord prior to the Delivery Date and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term.

c.	Tenant shall have included in all policies of fire, extended coverage, business interruption and loss of rents insurance obtained by Tenant hereunder, a waiver by the insurer of all right of subrogation against Landlord in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by Tenant. To the full extent permitted by law, Tenant waives all right of recovery against Landlord for, and agrees to release Landlord from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by Tenant.

d.	Landlord shall carry special form/all risk insurance insuring Landlord’s interest in the Building throughout the Term, in an amount, at all times, of no less than eighty percent (80%) of the full insurable replacement value of the Building.

e.	Tenant hereby agrees to indemnify, defend, and hold Landlord and its agents, directors, officers, managers, members, partners, and employees harmless from and against any injury, expense, damage, loss, cost, liability, action, or claim, including, without limitation, attorneys’ fees and costs, imposed by any person whomsoever on or incurred by or against Landlord and/or its agents, directors, officers, managers, members, partners, and employees arising from or relating to the condition, use, or occupancy of the Premises; the acts, omissions, and activities of Tenant or its agents, employees or licensees in the Premises, or other portions of the Building, Office Park, and/or adjacent parking areas; any accident or incident occurring within the Premises; any damage to the Premises; any breach or default by Tenant under this Lease; and any administrative or criminal action by a governmental authority to the extent it results from or relates to any act, omission, negligence, misconduct by Tenant, the agents, servants, invitees or employees of Tenant. Tenant further agrees to reimburse Landlord and its agents and employees for any costs or expenses, including, but not limited to, court costs and reasonable attorneys’ fees, which Landlord and its agents and employees may incur in investigating, handling or litigating any such claim or action. The obligations of Tenant under this paragraph shall survive the expiration or earlier termination of this Lease.

Notwithstanding the foregoing, (i) Tenant shall have no obligation to indemnify Landlord with regard to (A) any amount that Landlord has been compensated or actually indemnified by any other party or (B) any claims to the extent such claims result from the gross negligence or other more culpable act or omission of Landlord, its agents or employees (but only if Landlord’s agents or employees were acting with the course and scope of their agency or employment, as applicable); (ii) Tenant shall be liable for the gross negligence or other more culpable act or omission of Tenant, its agents or employees (but only if Tenant’s agents or employees were acting with the course and scope of their agency or employment, as applicable); (iii) Tenant shall be liable only for claims or damages that arise from acts, omissions, or conduct that occurred from and after the Delivery Date and throughout the Term of this Lease; and (iv) Tenant shall be liable for the negligence or misconduct of visitors, invitees, licensees, or of any other person entering the Building under the express or implied invitation of Tenant only if such negligence or misconduct occurred within the Premises or otherwise under Tenant’s direction or control.

f.	Landlord hereby agrees to indemnify, defend, and hold Tenant harmless from and against any and all loss, liability, and expense by any person or party resulting from the gross negligence or other more culpable act or omission of Landlord, its agents or employees (but only if Landlord’s agents or employees were acting with the course and scope of their agency or employment, as applicable) and/or Landlord’s maintenance and operation of the common or public areas of the Building to the extent constituting a default of Landlord’s obligations under this Lease.

g.	The indemnities set forth in this Section 31 shall apply to all matters arising under or relating to this Lease including, without limitation, those matter governed by Section 37 below.

32.	NOTICES. Every notice, demand or request hereunder shall be in writing and shall be deemed to have been properly given on the date received or refused and shall be sent by courier (including a nationally recognized overnight delivery service) or by United States Postal Service (or any official successor thereto) designated certified mail, return receipt requested, bearing adequate postage and addressed as designated in Section 1 of the Lease. The address(es) so designated may be changed by thirty (30) days prior written notice from time to time.

33.	SUCCESSORS AND ASSIGNS; SUBORDINATION AND ATTORNMENT.

a.	The covenants, conditions and agreements herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such assigns of Tenant as permitted by Section 22 above. Nothing contained in this Lease shall in any manner restrict Landlord’s right to assign or encumber this Lease in its sole discretion. Should Landlord assign this Lease as provided for above, or should Landlord enter into a security deed or other mortgage affecting the Premises and should the holder of such deed or mortgage (a “Mortgagee”) succeed to the interest of Landlord, Tenant shall be bound to said assignee or any such holder under all the terms, covenants and conditions of this Lease for the balance of the Term hereof remaining after such succession, and Tenant shall attorn to such succeeding party (the “Successor Landlord”) as its Landlord under this Lease promptly under any such succession. Notwithstanding the foregoing, in no event shall Successor Landlord be: (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (ii) liable for the return of any monies paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims, or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Building or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgement, cancellation, or surrender of, this Lease made without the consent of such Successor Landlord. Tenant agrees that should any Successor Landlord require a separate agreement of attornment regarding the matters covered by this Lease, then Tenant shall enter into any such “attornment agreement,” provided the same does not modify any of the provisions of this Lease and has no material adverse effect upon Tenant’s continued occupancy of the Premises. Tenant further agrees that notwithstanding anything contained herein to the contrary, this Lease is and shall remain subject and subordinate to all present and future mortgages, deeds to secure debt or other security instruments, including all advances, amendments, modifications, renewals, consolidations and extensions thereof affecting the Building or the Premises and this subordination shall be self-operative and no further instrument or subordination shall be required. Tenant also agrees that any Mortgagee shall have the right at any time to declare this Lease to be superior to the lien, provisions, operation, and effect of the instrument benefitting such Mortgagee, and in the event of such election, and upon notification by such Mortgagee to Tenant of that effect, this Lease shall be deemed prior in lien to the instrument benefitting such Mortgagee, whether this Lease is dated prior to or subsequent to said instrument, provided, however, this Lease shall at all times be and remain subordinate to the rights of any Mortgagee (i) with respect to any proceeds or award paid or payable pursuant to any insurance policy or any condemnation or eminent domain proceeding, and (ii) to discharge or contest any liens affecting the Premises or any portion of the Building. Tenant shall execute, acknowledge and deliver all documents required by such Mortgagee in confirmation of such election within twenty (20) days after written request therefor from Landlord or such Mortgagee, but no such instrument shall be required to make such election effective.

b.

If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, to an abatement of Rent, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to Landlord and any Mortgagee whose name and address shall previously have been furnished to Tenant, and (ii) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee shall have become entitled under such first mortgage or deed of trust to remedy the same (which reasonable period, if required by any Mortgagee, shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy); provided, however, that such Mortgagee shall, following its receipt of such notice from Tenant, with due diligence (y) give Tenant notice of intention to remedy such act or omission, and (z) commence and continue to remedy such act or omission to the extent it is able to do so without possession of the Building, and if unable to do so without possession, seek possession, directly or through a receiver, and upon obtaining possession of the Building (or any necessary portion thereof), commence and continue to remedy such act or omission.

34.	SEVERABILITY. If any provision or provisions, or if any portion of any provision or provisions, in this Lease is or are ultimately determined by a court of law to be in violation of any local, state or federal law, or public policy, and if such court shall declare such portion, provision or provisions of this Lease to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Landlord and Tenant that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Lease shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interests of Landlord and Tenant under the remainder of this Lease shall continue in full force and effect.

35.	ESTOPPEL CERTIFICATES. Tenant, within twenty (20) days after written request, shall execute and deliver such certificate or certificates in writing as may be requested, certifying as follows: (i) that this Lease is unmodified and in full force and effect (or if there has been modification thereof, that the same is in full force and effect as modified and stating the nature thereof); (ii) that to the best of Tenant’s knowledge there are no uncured defaults on the part of Landlord (or if any such default exists, the specific nature and extent thereof); (iii) that to the best of Tenant’s knowledge there are no defenses or offsets against the enforcement of the Lease (or expressly stating those claimed by Tenant and the specific basis for such claim(s)); (iv) the date to which any rents and other charges have been paid in advance, if any, and the amount thereof; and (v) such other matters may reasonably be requested. Any such certificate or statement may be relied upon by Landlord, any mortgagee, proposed mortgagee, assignee, purchaser and any other party to whom such certificate or statement is addressed. Tenant’s failure to execute such certificate or statement within twenty (20) days after written request shall, upon Landlord’s option, constitute an immediate default by Tenant hereunder, without the requirement of any grace period or cure period (Landlord shall deliver to Tenant written notice of Landlord’s exercise of said option).

36.	HAZARDOUS SUBSTANCES. Tenant hereby covenants and agrees that Tenant shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be generated, placed, held, stored, used, located or disposed of in the Building or any part thereof, except for Hazardous Substances as are commonly and legally used or stored as a consequence of using the Premises for general office and administrative purposes, but only so long as the quantities thereof do not pose a threat to public health or to the environment, and so long as Tenant strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use or production of such Hazardous Substances. For purposes of this Section 36, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (EPA) or the list of toxic pollutants designated by Congress or the EPA which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively “Environmental Laws”). The obligations of Tenant under this Article shall survive any expiration or termination of this Lease.

Landlord warrants and represents to Tenant, to Landlord’s actual knowledge as of the Effective Date hereof, that no Hazardous Substances have been disposed of or placed on the real property on which the Premises is located, except in compliance with Environmental Laws, and that all underground storage tanks, if any, were properly registered with the appropriate governmental agency and that such tanks, if any, are not leaking. This representation and warrant shall survive the termination of this Lease.

37.	DAMAGE OR THEFT OF PERSONAL PROPERTY. All personal property brought into the Premises by Tenant, or Tenant’s employees, agents, or business visitors, shall be at the risk of Tenant only, and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act of co-tenants, occupants, invitees or other users of the Building or any other person. Landlord shall not at any time be liable for damage to any property in or upon the Premises, which results from gas, smoke, water, rain, ice or snow which issues or leaks from or forms upon any part of the Building or from the pipes or plumbing work of the same, or from any other place whatsoever, unless caused by Landlord’s gross negligence or willful misconduct. Notwithstanding the foregoing, Landlord agrees that it shall use commercially reasonable efforts to cause entrance to the Building to be restricted and obtained through a card access system after normal business hours (i.e., 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday) and that 24-hour security will be present at the Office Park including unarmed roving patrol and cameras located at the parking deck and Building entrances.

38.	FORCE MAJEURE. In the event of strike, lockout, labor trouble, civil commotion, act of God, or any other cause beyond a party’s control (collectively “force majeure”) resulting in Landlord’s inability to supply the services or perform the other obligations required of Landlord hereunder, this Lease shall not terminate and Tenant’s obligation to pay Rent and all other charges and sums due and payable by Tenant shall not be affected or excused and Landlord shall not be considered to be in default under this Lease. If, as a result of force majeure, Tenant is delayed in performing any of its obligations under this Lease, other than Tenant’s obligation to take possession of the Premises on the Delivery Date and to pay Rent and all other charges and sums payable by Tenant hereunder, Tenant’s performance shall be excused for a period equal to such delay and Tenant shall not during such period be considered to be in default under this Lease with respect to the obligation, performance of which has thus been delayed.

39.	SPECIAL STIPULATIONS. If the special stipulations, if any, set forth in the special stipulations attachment to this Lease (Exhibit “E”), conflict with any of the foregoing provisions, the special stipulations shall control. Such special stipulations are expressly incorporated herein by this reference.

40.	FINANCIAL STATEMENTS. At any time during the term of this Lease, but not more frequently than once per Lease Year (except in the event of a proposed sale or financing of the Building by Landlord, in which event Landlord shall be permitted to make additional requests in connection with any such prospective sale and/or financing), Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year and such other financial information as Landlord may reasonably request. Such financial statement shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

41.	SURRENDER OF PREMISES. On or before the expiration or sooner termination of this Lease, Tenant shall surrender the Premises broom-clean and in the same condition as the Premises was in when Tenant first opened for business, reasonable wear and tear excepted, with Tenant’s trade fixtures, equipment and other personal property removed. Tenant shall deliver all keys for the Premises to Landlord and inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises. Notwithstanding the foregoing, Tenant shall not remove any machinery or trade fixtures that were furnished or paid for by Landlord (even if replaced by Tenant). If Tenant shall fail to remove its trade fixtures or other property, as provided herein, such property automatically shall be deemed abandoned by Tenant and, at the option of Landlord, shall become the property of Landlord or removed and disposed of by Landlord at Tenant’s expense. Tenant shall repair any damage caused by the installation and/or removal of any property described herein. Tenant shall not remove any plumbing, electrical fixtures or equipment, heating or air conditioning equipment, floor coverings, or installed fixtures, all of which shall be deemed to constitute a part of the real estate. In the event Tenant does not leave the Premises in the condition required by this Section, Tenant shall reimburse Landlord for the reasonable costs and expenses Landlord incurs in performing any of Tenant’s obligations hereunder (with interest at the Default Rate). Tenant’s obligations and covenants under this Section shall survive the expiration or termination of this Lease.

42.

TECHNOLOGY-RELATED EQUIPMENT. Landlord hereby grants Tenant to right throughout the Term to install on the roof of the Building, in a location reasonably approved by Landlord, a satellite system and/or other wireless access and technology-related equipment as reasonably approved by Landlord. Such installation shall be at Tenant’s sole cost and expense, shall be made in accordance with all applicable laws, ordinances, regulations, and statutes, all provisions of Landlord’s insurance policies, and all conditions and requirements of Landlord’s roof warranty. Tenant shall be responsible to maintain, insure, and repair such roof-top equipment to the same extent as Tenant is otherwise required to maintain, insure, and repair the Premises and property located therein as though such roof-top equipment was located in the Premises, and Tenant’s indemnity obligations hereunder shall apply to such roof-top equipment as those such equipment was so located within said Premises. Tenant shall be liable to repair, to Landlord’s reasonable satisfaction, any and all damage to the roof of the Building arising from or relating to Tenant’s access to the roof and/or installation, maintenance, repair, and/or removal of Tenant’s roof-top equipment thereon.

43.	MISCELLANEOUS.

a.	This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord. Tenant has only a usufruct, not subject to levy and sale.

b.	The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other term, covenant or any subsequent breach of the same or any other term, covenant or condition herein contained.

c.	This Lease sets forth all the covenants, promises, agreements, conditions and undertakings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or undertakings other than as herein set forth. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the subject matter hereof, and no prior agreement or understanding with regard to any such matter shall be effective for any purpose. The Lease shall not be further amended except by a further agreement in writing duly executed by Landlord and Tenant.

d.	Time is of the essence with respect to the performance of each of the covenants and agreements of this Lease; provided, however, that failure of Landlord to provide Tenant with any notification regarding adjustments in Base Rental, Additional Rent, or any other charges provided for hereunder, within the time periods prescribed in this Lease shall not relieve Tenant of its obligation to make such payments, which payments shall be made by Tenant at such time as notice is subsequently given.

e.	The captions and headings of this Lease are for convenience of reference only and in no way define, limit or describe the scope or intent of this Lease.

f.	The laws of the State of Alabama shall govern the validity, performance and enforcement of this Lease, without regard to conflicts of laws principles.

g.	Landlord’s obligations and liability to Tenant with respect to this Lease shall be limited solely to Landlord’s interest in the Premises. Neither Landlord nor any joint venturers of Landlord, nor any officer, director, partner, shareholder or agent of Landlord or any joint venturers of Landlord, shall have any personal liability whatsoever with respect to this Lease. Notwithstanding the foregoing, in the event Tenant obtains a final, non-appealable judgment against Landlord, which awards Tenant money damages, and Landlord fails to pay such judgment amount within thirty (30) days following Tenant’s written demand thereof (which demand may be made only after such judgment becomes final and non-appealable), then Tenant shall have the right to recover the judgment amount by offset against Base Rental then due and thereafter becoming due and payable under this Lease. Nothing contained in this Section 43(g) shall prevent or restrict Tenant from seeking or obtaining injunctive other equitable relief.

h.	The rules and regulations (the “Rules and Regulations”) attached as Exhibit “B” shall be and are hereby made a part of this Lease, and Tenant, its employees, agents, and contractors will perform and abide by said Rules and Regulations, and any amendments or additions to said Rules and Regulations made from time to time by Landlord, provided that the same are uniformly and non-discriminatorily applied. In the event of a conflict between the Rules and Regulations and the terms, conditions, and provisions, of this Lease, the terms, conditions, and provisions of the Lease shall control.

i.	If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.

j.	So long as Tenant is in full compliance with the terms and conditions of this Lease, Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term against any and all claims made by, through or under Landlord, subject to the terms of this Lease.

k.	The submission of this Lease does not constitute an offer to lease and this Lease shall be effective only upon the due execution and delivery hereof by both Landlord and Tenant.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement, the day and year set forth below, effective as of the date first above written.

LANDLORD:

CAPREF BROOKWOOD OFFICE LLC, a Delaware limited liability company

By:	/s/ Scott Gosslee
Name:	Scott Gosslee
Its:	Vice president
Date:	3-31-14

TENANT:

SURGICAL CARE AFFILIATES, LLC, a Delaware limited liability company

By:	/s/ Richard L. Sharff, Jr.
Name:	Richard L. Sharff, Jr.
Its:	EVP & General Counsel
Date:	3/27/14

EXHIBIT “A”

PREMISES

[To be attached in accordance with Paragraph 1 of Exhibit E hereto.]

EXHIBIT “B”

RULES AND REGULATIONS

1.	Sidewalks and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls, shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises.

2.	No curtains, blinds, shades, louvered openings or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

3.	No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on corridor walls. Signs on entrance door or doors shall conform to Building standard signs. Signs on doors shall, at Tenant’s expense, be inscribed, painted or affixed by sign makers approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord may, if Tenant violates this provision, remove same without any liability, and any expense incurred in such removal shall be payable by Tenant.

4.	Water closets and other plumbing fixtures shall be used in a proper and safe manner. No sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by, through or under Tenant shall be borne by Tenant.

5.	Tenant shall not deface the Premises or Building. Tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and, if linoleum or other similar floor covering is used, an interlining of builders deadening felt shall be first affixed to the floor by a paste or other material, soluble in water. The use of cement or other similar adhesive material for such purpose is prohibited.

6.	No bicycles, vehicles or animals (except disability service animals) shall be brought into or kept in or about the Premises. No cooking shall be done or permitted by Tenant on the Premises except in conformity with law and then only in the utility kitchen, if any, as set forth in Tenant’s layout, which is to be used by Tenant’s employees and guests for heating beverages, microwaving food, and preparing light snacks. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

7.	No portion of the Premises, Building or Park shall be used for manufacturing or distribution, or for the sale of merchandise, goods or property.

8.	Tenant shall not make, or permit to be made, any disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them.

9.	Neither Tenant, nor any of Tenant’s agents, employees, contractors, licensees or invitees, shall at any time put up or operate fans or electrical heaters or bring or keep upon the Premises inflammable, combustible or explosive fluid, or chemical substance, other than reasonable amounts of cleaning fluids or solvents required in the normal operation of Tenant’s business offices. No offensive gases or liquids will be permitted.

10.	No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Landlord and unless and until a duplicate key is delivered to Landlord. Tenant shall, upon termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenant. Tenant shall pay to Landlord the cost of any replacement keys. Tenants shall not, under any circumstances, have any duplicate keys made.

11.	All moves in or out of the Premises, or the carrying in or out of any safes, freight, furniture or bulky matter of any description, must take place during the hours which Landlord determines for such activity from time to time. Only the Building freight elevator shall be used for such purposes. Tenant will ensure that movers take necessary measures required by Landlord to protect the Building (e.g., windows, carpets, walls, doors and elevator cabs) from damage. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates these Rules or the Lease.

12.	Tenant shall not place any furniture, accessories or other materials on any balconies located within or adjacent to the Premises without having obtained Landlord’s express written approval thereof in each instance.

13.	Landlord shall have the right to prohibit advertising by Tenant which in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a building for offices. Upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

14.	Landlord reserves the right to exclude from the Building at all times other than business hours all persons who do not present a pass to the Building signed by Tenant. Tenant shall be responsible for all persons to whom it issues such a pass and shall be liable to Landlord for all acts of such persons.

15.	The Premises shall not be used for lodging or sleeping, except due to an event of force majeure.

16.	Landlord shall respond to Tenant service requests only after application at the management office for the Building.

17.	Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

18.	There shall not be used in any space, or in the public halls of the Building, either by Tenant or by its jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks, mail carts or mail bags shall be used in passenger elevators.

19.	All paneling or other wood products not considered furniture shall be of fire retardant materials. Before installation of such materials, certification of the materials’ fire retardant characteristics shall be submitted to Landlord, in a manner satisfactory to Landlord.

20.	Tenant shall not employ any persons other than the janitors retained by Landlord (who will be provided with pass-keys into the offices) for the purpose of cleaning the Premises. Landlord shall not be responsible to Tenant for any loss of property from the Premises, or for any damage done to furniture or other effects of Tenant by the janitor or any of its employees.

21.	Except as otherwise set forth in Section 24(a) of the Lease, no painting shall be done, nor shall any alterations be made, to any part of the Building by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or walls, nor shall any connection be made to the electric wires or electric fixtures, without the consent in writing on each occasion of Landlord. No sunscreen or other films shall be applied to the interior surface of any window glass. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole, and when any part thereof shall be broken, the same shall be immediately replaced or repaired and put in order at Tenant’s expense under the direction and to the satisfaction of Landlord, and shall be left whole and in good repair.

22.	Landlord will post on the Building directories one name only for Tenant at no charge. All additional names which Tenant shall desire put upon said directories must be first consented to by Landlord, and if so approved, a charge to Tenant will be made for each additional listing as prescribed by Landlord to be paid to Landlord by Tenant.

23.	Parking facilities for the Building, if any, shall be used by vehicles that may occupy a standard parking area only. The use of such parking facilities shall be limited to normal business parking and shall not be used for overnight parking.

24.	Smoking shall only be permitted in such areas as Landlord may from time to time designate. Landlord shall have the right, but not the obligation, to designate an area or areas inside or outside buildings in the Park as “Designated Smoking Areas.” Landlord shall have the right to change and or limit such Designated Smoking Areas and to enact future rules and regulations concerning smoking in such Designated Smoking Areas, including the right in Landlord’s discretion, to prohibit smoking in the Designated Smoking Areas or the right to refuse to designate Designated Smoking Areas. Tenant agrees to comply in all respects with Landlord’s prohibition and regulation of smoking and to enforce compliance against its employees, agents, invitees and other persons under the control and supervision of Tenant on Premises or the Park. Any violation of this provision shall be a default under this Lease and in addition and without limiting Landlord’s rights and remedies in consequence of such default, entitle Landlord to assess a monetary fine against Tenant for each violation of this Rule in the amount of $25.00 for the first violation, $50.00 for the second violation, and $100.00 for each subsequent violation. For purposes hereof, “smoking” means inhaling, exhaling, burning or carrying any lighted cigar, cigarette, pipe or other smoking equipment or device in any manner or form.

25.	Subject to Section 43(h) of the Lease, Landlord reserves the right to modify or delete any of the foregoing Rules and to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Premises and Property, and for the preservation of good order therein. Landlord shall not be responsible to any tenant for the non-observance, or violation, of any of these Rules by other tenants.

EXHIBIT “C”

OPERATING EXPENSES

“Operating Expenses” shall mean the operating costs and expenses attributable to Landlord’s Property, as hereinafter defined, and delineated as follows:

1.	Costs and expenses paid or incurred by Landlord for the operation, management, maintenance, repair, and as applicable, replacement of the Building, its grounds, and parking areas, sidewalks, and facilities and all portions and components thereof (hereinafter called “Landlord’s Property”) and the personal property used in connection therewith, including but not limited to (i) the heating, ventilating and air-conditioning equipment, (ii) plumbing, electrical and mechanical systems and equipment, (iii) light bulbs and broken glass, including replacement thereof, (iv) all supplies, tools, equipment and materials used in the operation, management, maintenance and access control of Landlord’s Property, and (v) elevators and escalators; provided, however, that the inclusion of reference to parking areas in this definition of Operating Expenses is not intended and shall not be deemed to imply that Landlord may access a parking fee for the use by Tenant of the parking areas serving the Building.

2.	Cost of all maintenance and service agreements for Landlord’s Property and the equipment therein, including, but not limited to, security service, garage operators, window cleaning, elevator maintenance, HVAC maintenance, janitorial service, landscaping maintenance and customary landscaping replacement;

3.	Utility costs and expenses including, but not limited to, those for electricity, gas, steam, other fuels and forms of power or energy, water charges, sewer and waste disposal, heating and air conditioning;

4.	Costs and expenses of painting and carpeting the common areas;

5.	Costs of all repairs, alterations, additions, changes, replacements and other items required by any law or governmental regulation, or by any insurance carrier, imposed or arising out of an interpretation made or issued after the date of this Lease, regardless of whether such costs, when incurred, are classified as capital expenditures, provided that such costs will be amortized by Landlord over their useful life;

6.	Costs of wages and salaries of all persons engaged in the operation, management, maintenance, repair and security of Landlord’s Property, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, costs for providing coverage for disability benefits, costs of any pensions, hospitalization, welfare or retirement plans, or any other similar or like expense, costs of uniforms, and all other costs or expenses that Landlord pays to or on behalf of employees engaged in the operation, maintenance, repair and security of Landlord’s Property;

7.	Legal and accounting expenses incurred by Landlord in connection with the management, maintenance, operation and repair of Landlord’s property, including, but not limited to, such expenses as relate to seeking or obtaining reductions in and/or refunds of real estate taxes;

8.	Amortization, with interest, of capital expenditures for capital improvements made by Landlord after completion of the Building, so long consistent with generally accepted accounting principles;

9.	Landlord’s insurance costs and expenses for all types of insurance carried by Landlord applicable to Landlord’s Property;

10.	Security service costs and expenses;

11.	Management fees and expenses;

12.	Taxes, which shall mean (i) personal property taxes (attributable to the year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with Landlord’s Property for the operation thereof, and (ii) real estate taxes, assessments, community improvement district taxes and fees, sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, unless the same shall be imposed in lieu of real estate taxes) which may now or hereafter be levied or assessed against Landlord’s Property, any other improvements hereinafter constructed on Landlord’s Property, or the rents derived from Landlord’s Property and such other improvements (in case of special taxes or assessments which may be payable in installments, only the amount of each installment paid during a calendar year shall be included in Operating Expenses for that year);

13.	The Building’s pro rata share of expenses incurred for the operation and maintenance of, and taxes and assessments assessed against, the common areas of Landlord’s Property and the Park, or any portion thereof;

14.	Such other expenses paid by Landlord, from time to time, in connection with the operation and maintenance of Landlord’s Property as would be expected to be paid by a reasonable and prudent operator and manager of a building and site comparable to Landlord’s Property;

15.	The cost of conducting air quality audits, and any costs incurred arising out of or in connection with any recommendations made in any such audits;

16.	The reasonable cost of operating the management office for the Building (and if such management office also serves any other building, such costs shall be allocated among such buildings on a per square foot basis), including the cost of office supplies, bulletins or newsletters distributed to tenants, postage, telephone expenses, maintenance and repair of office equipment, non-capital investment equipment, amortization (and reasonable financing charges) of the cost of capital investment equipment, and rent;

17.	The cost of any bus shuttle or other transportation system or equipment operated for the benefit of users of the Park; and

Tenant acknowledges that the Building is part of a development, which will or may include other improvements and that certain of the cost of management, operation and maintenance of the development shall, from time to time, be allocated among and shared by two (2) or more of the improvements in the development (including the Building). The determination of such cost and their allocation shall be made by Landlord in its sole but reasonable discretion. Accordingly, the term “Operating Expenses” as used in this Lease shall, from time to time, include some cost, expenses and taxes enumerated above which were incurred with respect to other improvements in the development but which were allocated to and shared by the Building in accordance with the foregoing. Notwithstanding the foregoing, Tenant understands and agrees that its right to use other portions of the development of which the Building is a part are those available to the general public and that this Lease does not grant Tenant additional rights of use.

“Operating Expenses” shall not include:

(a)	Expenses for repairs, replacements, and general maintenance paid by proceeds from insurance or by Tenant or other third parties (other than as pro rata or fixed contributions to Operating Expenses);

(b)	Alterations made to any premises of the Building other than the Premises;

(c)	Principal and interest payments, fees, closing costs, environmental reports, and all other finance charges made by Landlord on mortgages, deeds of trust or ground leases, revenue bonds, governmental benefit districts, or other financial encumbrances on the Building;

(d)	Any local, state or federal income or profits tax, franchise tax, estate, gift or inheritance tax, transfer tax, excise tax or capital stock tax;

(e)	Salaries or other compensation paid to executive employees above the grade of building or property manager, (including profit sharing, bonuses and 401(k) savings plans);

(f)	Expenses relating to the formation, modification, dissolution and management of the corporate or partnership status or otherwise of Landlord, including but not limited to accounting, auditing, and legal fees, and key personnel disability insurance;

(g)	Fines, penalties, costs, awards, and interest incurred as a result of Landlord’s negligence in operating Landlord’s Property, or violations of laws, unless arising from the acts or omissions of Tenant.

(h)	Leasing commissions, legal fees, accounting fees, space planner fees, and advertising expenses directly attributed to leasing and marketing the Building or portions thereof;

(i)	Promotional, marketing, or entertainment expenses, including charitable or political contributions;

(j)	Expenses incurred in connection with the enforcement of the terms of any lease; including the cost in removing and storing the property of former tenants or occupants of the Building;

(k)	The cost of procuring or relocating tenants, including attorney’s fees, lease assumptions, and broker commissions;

(I)	Any costs of initial construction, including the cost of governmental or other special assessments that are directly attributed to the initial construction of the improvements made to the Office Park, including off-site improvements made pursuant to a benefit district or alike, which were enacted or levied prior to the Lease;

(m)	Property management fees if and only to the extent the same are in excess of five percent (5%) of rent due from all tenants of the Building;

(n)	Costs for which Landlord is entitled to receive direct reimbursement from Tenant or others (other than as pro rata or fixed contributions to Operating Expenses);

(o)	The cost of any special service equipment or supplies, required by an occupant of premises in the Building, including heating and air conditioning outside of the normal business hours provided, however, this shall not apply to common areas of the Building;

(p)	Costs of decorating, redecorating, or special cleaning or other special services within the premises of and requested by other tenants of the Building;

(q)	Any expense representing an amount paid to a related corporation, entity, or person if and only to the extent such payment is not commercially reasonable in the absence of such relationship;

(r)	The cost of overtime or other expenses of Landlord in curing its defaults under this Lease;

(s)	Depreciation of the Building or equipment;

(t)	Costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for other tenants or occupants in the Office Park.

(u)	Landlord’s general corporate overhead and general and administrative expenses, including costs relating to accounting, payroll, legal and computer services, if and to the extent the same are partially or totally rendered in locations outside the Building Complex; provided, however, this exclusion shall not apply to or affect the calculation of the approved five percent (5%) management fee;

(v)	Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Office Park; notwithstanding anything to the contrary contained herein the cost of a tax appeal may be included in the Operating Expenses;

(w)	Capital expenditures made to correct major and/or latent defects in the initial design, construction or equipment of the Office Park;

(x)	Increased premiums for insurance caused by special uses of other tenants in the Office Park whether or not Landlord is reimbursed therefor;

(y)	Reserves of any kind, including, but not limited to, replacement reserves, and reserves tor bad debts or lost rent or any similar charge not involving the payment of money to third parties;

(z)	Costs associated with the purchase or rental of furniture, fixtures or equipment for Landlord’s offices, including marketing and leasing offices, or, if applicable, the offices of any other landlords of the complex of which the Building is a part (other than as may be deemed a part of the approved management fee); and

(aa)	Cost of repairs incurred solely through the negligence of Landlord or its agents, contractors, or employees;

In the event of a conflict as to an expense that is specified to be included in Operating Expenses and is also specified to be excluded from Operating Expenses, the inclusions listed in this Exhibit “C” shall control.

EXHIBIT “D”

WORK LETTER

1.	Leasehold Improvements. Tenant will construct all tenant improvements in, to, and serving the Premises (the “Leasehold Improvements”), subject to the development and approval of plans and specifications approved by Landlord (the “Improvements Plans”). Approval by Landlord of the Improvements Plans shall not constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises or compliance with any applicable federal, state, county or city building and/or fire department codes, ordinances, laws, or regulations. Any required alterations performed to comply with any applicable federal, state, county or city building and/or fire department codes, ordinances, laws, or regulations shall be included as a portion of the Leasehold Improvements; provided, however, Tenant shall not be required to perform any Leasehold Improvements as may be required to comply with the Americans with Disabilities Act. From and after the Delivery Date, Tenant and Tenant’s contractors shall have the non-exclusive right to use the swing elevator, a pad for a dumpster (only during the period of construction of Tenant’s initial Leasehold Improvements), temporary electrical power (the consumption cost of which shall be the obligation of Tenant), loading docks, and existing common area restroom facilities.

2.	Payment. Except as otherwise provided herein, the Leasehold Improvements shall be performed by Tenant at Tenant’s sole expense, except for Landlord’s payment of the Tenant Improvement Allowance (defined below). Except as otherwise provided herein, Tenant shall be responsible for all Leasehold Improvements costs and expenses in excess of the Tenant Improvement Allowance and Tenant shall pay any costs and expenses incurred by Landlord in connection with the construction of the Leasehold Improvements; provided, however, Landlord’s costs shall be limited to Landlord’s actual cost of plan review of the Improvement Plans and construction supervision, not to exceed one percent (1%) of Tenant’s hard costs of the Leasehold Improvements if Tenant manages such construction or four percent (4%) of such hard costs if Landlord manages Tenant’s performance and construction of the Leasehold Improvements.

3.	Substantial Completion. Tenant shall cause the Leasehold Improvements to be “substantially completed” in material accordance with the Improvements Plans on or before the Commencement Date stated in Section 9 of the Lease, subject to delays attributable to Landlord, its agents, representatives, and contractors. The Leasehold Improvements shall be considered “substantially completed” for all purposes under this Work Letter and the Lease if and when Tenant issues a written certificate to Landlord, certifying that the Leasehold Improvements have been completed (except for minor finish out and “punchlist” items) in substantial compliance with the Improvements Plans. The issuance of a temporary or permanent certificate of occupancy by the governmental authority having jurisdiction over the Premises shall also constitute evidence of substantial completion. If the Leasehold Improvements are not substantially completed on the date stated in Section 9 of the Lease, this Lease shall remain in effect, and the payment of Rent shall commence notwithstanding Tenant’s failure to achieve substantial completion by such date.

4.

Tenant’s Contractors. Tenant’s agents, contractors, workmen, mechanics, and suppliers shall work in harmony and not interfere with Landlord and Landlord’s agents in the performance of any other work at the Building or the general operation of the Building or the Property. If at any time such work by Tenant’s contractor(s) shall cause or threaten to cause disharmony or interference, including labor disharmony, Landlord may require such work to cease. The entry into the Premises by Tenant and Tenant’s agents and contractors for the performance of the Leasehold Improvements shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the Commencement Date occurs). Tenant shall obtain Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, with respect to any third-party contractor Tenant desires to engage for the performance of any work within or about the Premises. Tenant’s contractors shall be bonded and insured in accordance with Landlord’s reasonable commercial standards. All work performed in or about the Premises by Tenant or its contractors shall be in a good and workmanlike manner and subject to and in accordance with Landlord’s Rules and Regulations and all applicable federal, state, county and city building and/or fire department codes, ordinances, laws, and regulations, and all required alterations performed in connection with such work to meet said codes, ordinances, laws, and regulations shall be performed by Tenant at Tenant’s sole cost and expense. Landlord shall not be liable for any injury, loss, or damage which may occur to any of Tenant’s work or installations made in the Premises or to property placed therein and Tenant shall bear the risk of all such injury, loss or damage. Tenant shall pay for any damage to the Premises or Building caused by Tenant or any of Tenant’s employees, agents, contractors, workmen or suppliers.

5.	Tenant Improvement Allowance. After Tenant certifies to Landlord that Tenant has substantially completed fifty percent (50%) of the construction of Tenant’s Leasehold Improvements, and again after Tenant certifies to Landlord that Tenant has substantially completed eight-five percent (85%) of the construction of Tenant’s Leasehold Improvement, Tenant may, in each instance, deliver a written request to Landlord seeking Landlord’s payment to Tenant of progress payments equal to fifty percent (50%) and thirty-five percent (35%), respectively, of the Tenant Improvement Allowance (as hereinafter defined), which progress payments Landlord shall remit to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor provided that Tenant has provided the requisite certification and submitted to Landlord reasonable evidence of Tenant’s payment of amounts attributable to Tenant’s soft and hard costs of constructing the Leasehold Improvements the aggregate amount of which equals or exceeds the amount of the progress payment then sought by Tenant. After (a) substantial completion of the entirety of Tenant’s Leasehold Improvements; (b) Tenant has furnished to Landlord (i) the certificates of insurance required under this Lease and an unconditional lien waiver from Tenant’s general contractor, including a certification from such general contractor that all subcontractors and materialmen have been paid in full; and (c) Tenant has remitted to Landlord its first monthly installment of Base Rental, Tenant may deliver a written request to Landlord seeking Landlord’s payment to Tenant remaining unpaid balance of Tenant’s actual hard and soft costs and expenses for the construction of the Leasehold Improvements up to an aggregate amount equal to Forty and No/100 Dollars ($40.00) per square foot of the Rentable Area of the Premises (the “Tenant Improvement Allowance”), which final payment Landlord shall remit to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor provided that the foregoing conditions have been satisfied. Upon payment of the Tenant Improvement Allowance, Landlord shall be the owner of the Leasehold Improvements and shall be the beneficiary of all warranties and guarantees relating to the construction of the Premises and Landlord shall be entitled to depreciate the Premises (inclusive of the Leasehold Improvements) for tax purposes: provided, however, that Tenant shall have the right to apply up to Three and No/100 Dollars ($3.00) per square foot of the Rentable Area of the Premises of the Tenant Improvement Allowance to the costs incurred by Tenant in acquiring and/or installing teledata cabling within the Premises. Landlord and Tenant acknowledge and agree that the Tenant Improvement Allowance, if and when paid, will be paid to Tenant for the purposes of reimbursing Tenant for Tenant’s construction and/or improving of qualified long-term real property for use in Tenant’s trade or business at the Premises. In addition to and not in lieu of the foregoing, Landlord shall have the right to require Tenant to deliver to Landlord a bill of sale and/or an assignment of warranties and guarantees evidencing the conveyance of the Leasehold Improvements and/or assignment of warranties and guarantees from Tenant to Landlord. The conveyance of the Leasehold Improvements, however, shall be deemed to have occurred notwithstanding that a bill of sale was not so delivered. Notwithstanding any provision herein to the contrary, in connection with the making of the Improvements Plans, the cost of one initial space plan with up to two revisions shall be paid by Landlord, in addition to the Tenant Improvement Allowance, Landlord’s liability for such space planning shall not exceed Twelve Cents ($0.12) per square foot of Rentable Area of the Premises.

EXHIBIT “E”

SPECIAL STIPULATIONS

1.	Space Planning: Tenant shall, on or before April 4, 2014, identify the limits of its space plan for the Premises, which shall contain no less than 42,000 and no more than 45,680 square feet of Rentable Area on the eighth and ninth floors of the Building (the “Space Plan”). The specific location of the demising walls of such Space Plan shall be subject to the review and approval of Landlord. Once such Space Plan for the Premises has been reviewed and approved by Landlord and is mutually acceptable to Tenant, Tenant’s architect shall calculate the Rentable Area of the Premises and certify such calculation to Landlord, at which time Base Rental and Additional Rent (to the extent they are calculated based on Rentable Area) shall be adjusted, if necessary, to reflect the Rentable Area set forth on the approved Space Plan (if different than otherwise set forth herein) and Landlord and Tenant shall execute an amendment to this Lease, prior to the Delivery Date, that establishes and attaches a new Exhibit A hereto, specifies the conclusive Rentable Area of the Premises under this Lease for all purposes, and memorializes any and all required adjustment(s) to Base Rental and Additional Rental as described above. Tenant’s architect shall calculate the Rentable Area in the Premises in accordance with the Standard Method for Measuring Usable Floor Area in office space published by Building Owners and Managers Association International, reflecting an add-on factor of 1.15 for the eighth floor and 1.09 for the ninth floor. Any difference between the Rentable Area of the Premises as specified in Section 7 of the Lease and the Rentable Area as reflected on the Space Plan and as certified by Tenant’s architect (the “Excess Space”), such Excess Space shall be subject to Paragraph 6 below, as set forth in said Paragraph 6.

2.	Inducement Payment: Provided that Tenant has accepted possession of the Premises as of the Delivery Date and has substantially completed the Leasehold Improvements on or before the Commencement Date, Landlord agrees that it shall reimburse Tenant monthly, within thirty (30) days following Landlord’s receipt of Tenant’s monthly written request thereof, for the actual amounts that Tenant has paid for fixed rent and operating expenses for its premises at Riverchase Galleria attributable to the months of December, 2014 through March, 2015 (the “Inducement Amount”). Notwithstanding the foregoing, if as a result of Tenant’s uncured default under this Lease (subject to all notice rights and cure periods, if any) Landlord elects to terminate this Lease or otherwise repossess the Premises, the damages that Landlord is entitled to recover from Tenant under Section 27 above shall include the Inducement Amount.

3.

Extension Options: Provided Tenant is not then in default of any term or provision of this Lease, beyond any applicable notice rights and cure periods, Tenant shall have the option to extend the Term for two (2) separate periods of five (5) years each (each, an “Extension Option”) upon all the terms and conditions contained in this Lease, except as otherwise expressly set forth in this Paragraph 3. Each such Extension Option is exercisable by Tenant giving notice to Landlord at least three hundred sixty-five (365) days, but no more than four hundred eighty (480) days prior to the expiration of the Term, or of the preceding Extension Option period, as the case may be. If Tenant timely notifies Landlord of Tenant’s intention to exercise an Extension Option, Landlord shall deliver written notice to Tenant, within thirty (30) days following Landlord’s receipt of Tenant’s extension notice, Landlord’s determination of the fair market rental value (“FMRV”) that will payable by Tenant as Base Rental during each year of the Extension Option period. Landlord shall make a reasonable determination of FMRV Base Rental based on the fixed base rent at which office space in the Building will be leasing, as of the date on which the Extension Option period will commence, in non-sublease, non-equity leasehold transactions involving space comparable in size and location to the Premises, for a comparable length of extension term and taking into consideration customary rent and lease concessions provided to other similarly sized credit worthy tenants. The FMRV determination by Landlord shall include an annual rental increase during each Lease Year of the Extension Option period. Within sixty (60) days after Tenant’s receipt of the FMRV determination notice from Landlord, Tenant shall send Landlord written notice that Tenant (i) rejects Landlord’s determined and rescinds its previous election to exercise an Extension Option (the “Rescission Notice”), whereupon Tenant’s notice will be deemed to have rescinded, such right to exercise any Extension Option shall lapse, and the Term of the Lease will expire at the end of the then-current Term without any further or additional right of Tenant to extend the Term or otherwise remain in possession of the Premises, (ii) Tenant accepts Landlord’s determination of FMRV Base Rental, whereupon the Extension Option shall be conclusively exercise at the Base Rental set forth in

Landlord’s notice (the “Acceptance Notice”), or (iii) Tenant disagrees with Landlord’s determination of FMRV Base Rental, but proposes an alternative FMRV amount, which alternative amount shall be set forth therein (the “Dispute Notice”). In the event that Tenant fails to send any notice within such 60-day period, then Tenant conclusively shall be deemed to have delivered an Acceptance Notice and Landlord’s determination of FMRV Base Rental payable by Tenant during the Extension Option period, as set forth in Landlord’s notice to Tenant, shall be binding on Tenant and Landlord as though expressly set forth in this Lease and no amendment of this Lease shall be required to memorialize such Base Rental; provided, however, that Tenant and Landlord agree to execute a writing confirming such Base Rental promptly following Landlord’s request therefor. In the event Tenant delivers a Dispute Notice, Landlord and Tenant shall negotiate in good faith for a period not to exceed to sixty (60) days in order to attempt to determine a mutually acceptable FMRV Base Rental amount. If the parties cannot reach such an agreement within such 60-day period, Tenant may, within ten (10) days thereafter deliver a Rescission Notice, failing which the parties’ dispute shall be resolved in accordance with Addendum A attached hereto and incorporated herein by reference.

4.	Early Termination: Provided that Tenant is not in default of this Lease, beyond any applicable notice and cure periods), Tenant shall have the one-time right, to be exercised by written notice delivered to Landlord no later than the end of the seventy-sixth (76th) month of the Term, to terminate this Lease effective as of the end of the ninetieth (90th) month of the Term provided that and conditioned on Tenant’s payment to Landlord of a termination fee, which shall be equal to the aggregate of (i) four (4) months of Base Rental and Additional Rent based on the rental rates in effect as of the 90th month of the Term, (ii) the Tenant Improvement Allowance paid to Tenant by Landlord, (iii) all brokerage commissions and legal fees incurred by Landlord relating to this Lease, (iv) six (6) months of Base Rental and all Additional Rent based on the rental rates in effect as of the 7th month of the Term, and (v) the Inducement Amount, all of which amounts shall be amortized over the Term at an interest rate of ten percent (10%) (collectively, the “Termination Fee”). The Termination Fee shall be payable by Tenant to Landlord within thirty (30) days following Landlord’s written demand therefor, which shall set forth Landlord’s reasonable calculation thereof.

5.	Expansion Space: Subject to the existing rights of tenants of the Building under leases that are in effect as of the Effective Date, which existing rights shall be superior to those of Tenant, and further subject to the limitations otherwise set forth in this Paragraph 5, in the event any office space located on the eighth floor of the Building and contiguous to the Premises become(s) available during the Term, Landlord shall notify Tenant of the size and configuration of such available contiguous space, which may include the Excess Space (the “Available Adjacent Space”) and Tenant shall have the right, to be exercised within thirty (30) days after receipt of such notice from Landlord (the “Exercise Period”), to elect in writing to expand the Premises to include the Available Adjacent Space so identified by Landlord for the then-balance of the Term hereof and otherwise on the same terms and conditions set forth in this Lease including, without limitation, the per square foot rental rates then and thereafter in effect pursuant to Section 11 above. If Tenant timely so elects to lease such Available Adjacent Space, the parties shall enter into an amendment to this Lease adding such Available Adjacent Space to the definition of the Premises and each of the requisite additional provisions implicated thereby. If Tenant elects not or fails to notify Landlord of Tenant’s desire to lease such Available Adjacent Space within the Exercise Period, Landlord shall have the right, for a period of eighteen (18) months after the expiration of the Exercise Period, to lease such space to any third party upon such terms, conditions, and rates as Landlord so elects in its sole discretion. The provisions of this Paragraph 5 shall apply again if during the Term (1) Landlord fails to lease such previously identified Available Adjacent Space as set forth above within the aforesaid eighteen (18) month period after the expiration of the applicable Exercise Period, (2) Landlord leases such previously identified Available Adjacent Space to a third party and such space (or any portion thereof) subsequently again becomes available, or (3) any other Available Adjacent Space becomes available. Landlord acknowledges and agrees that as it relates to the Excess Space only, Landlord shall not, following the Effective Date, enter into a lease for such Excess Space the term of which exceeds sixty (60) months without first obtaining Tenant’s consent, except pursuant to any negotiations with any prospective tenant(s) that were commenced by Landlord on or before the Effective Date.

6.

Right of First Offer: Subject to the existing rights of tenants of the Building under leases that are in effect as of the Effective Date, which existing rights shall be superior to those of Tenant, in the event any office space in the Building (other than Available Adjacent Space, which shall governed by Paragraph 5 above) becomes available during the Term, Landlord shall first offer such non-adjacent available space to Tenant by written notice to Tenant identifying the location and size of the available space and the Base Rental and other terms and conditions under which Landlord is willing to lease the non-adjacent available space. Tenant shall have the right, within thirty (30) days after receipt of such notice from Landlord (the “Offer Period”), to elect to expand to lease the non-adjacent available space identified in Landlord’s notice on the same terms set forth in such notice. If Tenant timely so elects to lease such additional non-adjacent available space, the parties shall enter into an amendment to this Lease adding the additional available space to the definition of the Premises, upon the terms and conditions of Landlord’s offer notice and otherwise upon the terms and conditions as set forth in this Lease. If Tenant elects not or fails to notify Landlord of Tenant’s desire to lease such non-adjacent available space within the Offer Period, Landlord shall have the right, for a period of eighteen (18) months after the expiration of the Offer Period, to lease such non-adjacent available space to any third party upon terms, conditions, and rates substantially the same as or less favorable to the third party tenant, than those offered to Tenant, but in any event the effective rent payable by the third party tenant shall not be less than the effective rent offered to Tenant and any monetary incentive or other concession, such as a construction allowance, granted to the third party tenant shall not be materially more, when considered in its totality, than the monetary incentive or other concession and effect rent offered to Tenant. The provisions of this Paragraph 6 shall apply again if during the Term (1) Landlord fails to lease such non-adjacent available space as set forth above within the aforesaid eighteen (18) month period after the expiration of the applicable Offer Period, or (2) Landlord leases such non-adjacent avaiIable space to a third party and such non-adjacent available space (or any portion thereof) subsequently again becomes available, or (3) any other portion of the Building (other than any Available Adjacent Space) becomes available.

7.	Right of First Refusal: Subject to the existing rights of tenants of the Building under leases that are in effect as of the Effective Date, which existing rights shall be superior to those of Tenant, and further subject to the limitations otherwise set forth in this Paragraph 7, in the event any office space located on the ground floor and leased to Kinder Morgan as of the Effective Date become(s) available during the Term, and Landlord receives a commercially reasonable signed letter of intent from a bona fide prospective tenant for either such ground floor space, such offer as received by Landlord shall be presented to Tenant in writing. Tenant shall have ten (10) business days following its receipt of such offer notice from Landlord to notify Landlord whether Tenant elects to lease such ground floor space on the terms set forth in said notice and any failure by Tenant to so respond within such ten-day period shall be deemed to be Tenant’s election not to lease such ground floor space. If, however, Tenant timely elects to lease such ground floor space from Landlord, then Tenant shall be obligated to lease such ground floor space on the terms and conditions set forth in the offer notice and Landlord shall lease such ground floor space to Tenant on such terms and conditions, except that in no event shall the term of such lease of such ground floor space extend beyond the Term hereof (which may include any available and properly exercised Extension Options). Notwithstanding the foregoing, in the event that the length of the proposed term of any offer received by Landlord for said ground floor space shall extend for more than twelve (12) months beyond the expiration of the Term hereof, then Landlord shall have no obligations under this Paragraph 7 unless Tenant agrees to extend the Term hereof at FMRV Base Rental so that the Term of this Lease and the term relating to the ground floor space shall be co-terminous.

8.	Signage: So long as the Premises contains not less than 20,000 square feet of Rentable Area, throughout the Term Landlord shall permit Tenant to display Tenant’s sign panel, procured, installed, insured, and maintained by Tenant at Tenant’s cost, on the existing exterior monument sign at the Building, which sign panel shall be commercially reasonable, harmonious with other panels then located on such monument sign, consistent with the operation of a first-class office building, and compliant with law and any recorded document or instrument. So long as Tenant is maintaining any such panel on the monument sign, the cost of maintaining such monument sign (but not the cost of individual tenants’ signs thereon) and the cost of any electricity used to illuminate them, shall be included in Operating Expenses.

Addendum A

In the event Tenant and Landlord cannot agree on the determination of the FMRV within the required sixty (60) day negotiation period specified in Paragraph 3 of Exhibit E, the determination of the FMRV be made by Landlord and Tenant each selecting a qualified commercial real estate broker with at least ten years’ experience in leasing first class office property and buildings in the Birmingham, Alabama real estate market, and the two brokers so selected shall exchange their good faith opinions of the appropriate FMRV within twenty (20) days after their retention. In the event the opinions of the two brokers differ and, after good Faith efforts between such two brokers over the succeeding 20-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall within five (5) days choose either the determination of Landlord’s broker or Tenant’s broker and such choice of this third broker shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the FMRV by the brokers, the parties shall equally share the costs of any third broker. The parties shall immediately execute an amendment to the Lease as set forth above.

1